Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David J. Coles
(310) 952-1579

LEINER HEALTH PRODUCTS REACHES AGREEMENT IN PRINCIPLE WITH CREDITOR GROUPS ON COMPREHENSIVE FINANCIAL RESTRUCTURING

Company to Reduce Debt, Obtain New Equity and Receive New Revolving Credit Line

Restructuring Expected to be Completed in Early 2002

Second Quarter Results to Show Continued Improvement from Reengineering

Company’s Senior Lenders Extend Forbearance Until December 14

CARSON, CA – November 2, 2001 – Leiner Health Products today announced that it has reached agreements in principle with its primary investors on the terms of a new equity investment, and with its bank lenders and principal subordinated debtholders on the terms of a comprehensive financial restructuring.  When implemented, the new investment and restructuring will significantly reduce Leiner’s financial indebtedness and provide for a new revolving credit facility.

Under the terms of the agreement in principle, a group of Leiner’s existing equity investors, led by North Castle Partners, will invest $20 million in the Company.

Under the terms of the agreement in principle with bondholders representing approximately 80 percent of the face value of Leiner’s 9.625 percent Senior Subordinated Notes due June 30, 2007, bondholders will receive a combination of cash and newly created preferred stock in exchange for the current Notes, an exchange that will reduce Leiner’s indebtedness by $85 million.

Under the agreement in principle with its bank lenders, Leiner’s existing senior indebtedness will be restructured and remain outstanding.  In addition, Leiner’s bank lenders will extend the Company a new revolving credit facility of up to $20 million. The principal terms of these transactions are described below.

Leiner said that under the agreements in principle, suppliers will be unimpaired by the restructuring and that normal business operations will continue.  Additionally, employee salaries, wages and benefits will continue without interruption.

“These agreements in principle are extremely important steps forward for Leiner, and are the result of more than a year of hard work by many dedicated people,” said Robert Kaminski, chief executive officer of Leiner. “As our recent results indicate, our operational reengineering has yielded strong improvement.  Now, the agreements we have reached with our bank lenders, bondholders and investors will, when fully documented and implemented, provide Leiner with a significantly reduced debt burden and access to new working capital.”

“The intent of the agreements in principle is to restructure Leiner’s balance sheet and to provide us with the resources necessary to continue our progress.  We are particularly pleased that we have the support of our bank lenders, investors and principal bondholders in taking steps to ensure that the restructuring has no impact on our relationships with our vendors, customers and employees, whose ongoing support has been key to the success of our turnaround thus far,” continued Kaminski.

The parties intend to implement the financial restructuring through a prepackaged plan of reorganization under Chapter 11 of the US Bankruptcy Code early in 2002.  Leiner intends to begin the process of soliciting the formal acceptance of its plan of reorganization in mid December, before filing the restructuring plan as a prepackaged plan of reorganization in early 2002.

First Half Performance Expected to Show Continuing Improvement

Leiner said that its reengineering initiative, which began in January 2000, has continued to produce positive results.  It expects that its first half US 2002 results will demonstrate continued favorability over the prior year half-year results in a number of areas including gross sales, operating expense reduction  and operating income. Further, the Company’s reengineering has yielded significant customer service and working capital improvements.

Leiner expects to report detailed financial and operating results for its second quarter 2002 on or about November 14, 2001.

Forbearance Agreement Extended

In conjunction with the agreements in principle, the Company also announced today that it has reached an agreement in principle with its senior lenders to extend its previously announced forbearance agreement through December 14, 2001. The previous forbearance agreement expired on November 2, 2001.  As previously announced, under the forbearance agreement, Leiner’s lenders will continue not to exercise remedies available to them during the forbearance period.  The extension will terminate if the Company fails to make any payments as required thereunder, or fails to remedy any other default within two business days of notice of such default or fails to execute forbearance and lockup agreements with its principal bondholders by November 20 or a commitment letter or stock purchase agreement with its new equity investors by December 10.  Under the extension, all relevant terms of the previous forbearance agreement remain in effect.

Terms of Agreements in Principle

The key terms of Leiner’s agreement in principle regarding a new equity investment are as follows:

The new investors will invest $20 million in exchange for shares of Series A Preferred Stock of Leiner’s parent, Leiner Health Products Group.  The Series A Preferred Stock will have a liquidation preference equal to a minimum of three times and a maximum of six times invested capital, depending on the date on which the liquidation preference payment event occurs.  The terms of the investment also provide the new investors with certain control rights over extraordinary actions by the Leiner Group should an event of default occur under Leiner’s new credit agreement, as well as control over borrowings under Leiner’s new revolving credit facility in excess of $10 million.

The key terms of the agreement in principle regarding the restructuring of Leiner’s existing bank debt are as follows:

The outstanding bank debt will be restructured into two term loans, a $200 million Term A loan and a $79 million Term B loan (to be allocated pro rata between the US and Canadian facilities).  The Term A Loan will mature on March 31, 2004 and is extendable for two one-year periods upon payment of extension fees equal to 1.25% of the outstanding principal amount for the first one-year extension and 2.0% of the outstanding principal amount for the second one-year extension.  The interest rate will be the alternate base rate plus 2.25% per annum, payable monthly in arrears, subject to a 1% per annum increase on April 1, 2004 and an increase of an additional 0.50% per annum if the Company fails to meet certain leverage tests at the end of its 2003 and 2004 fiscal years.  The Company will also be required to make prepayments equal to 50% of its annual excess cash flow and 50% of cash generated by permanent reductions in working capital.

The Term B Loan will mature on September 30, 2003 and will bear interest at LIBOR plus 0.50% per annum in cash, payable monthly in arrears, and at 10% per annum payable in kind, quarterly in arrears.  The bank lenders will also be issued Series B Junior Convertible Preferred Stock of Leiner Health Products Group, which shall be convertible into an aggregate of 3% of the fully diluted equity of Leiner Group, or pay a fixed liquidation preference of $7.5 million.

In addition, the Company will be required to make mandatory prepayments equal to the net proceeds received from any antitrust litigation.  It will also pay its bank lenders a restructuring fee equal to 1% of the outstanding principal amount on the closing of the restructuring and, continuation fees equal to 1% of the total outstanding principal senior debt payable on the first anniversary of the restructuring and 0.75% of the total outstanding principal payable annually commencing on the second anniversary of the restructuring.

The new revolving credit facility will be a borrowing-base facility that will bear interest at LIBOR plus 3% per annum.  The facility will mature on the same date as the Term A Loan.  The lenders will receive an up front fee equal to 2% of their $20 million commitment and an unused commitment fee of 0.5%.  The Company’s lenders have also agreed to permit the existing $11.9 million of Letters of Credit to remain outstanding.

The key terms of the agreement in principle regarding the bondholder restructuring are as follows:

The bondholders will exchange their subordinated notes for their pro rata share of $15 million in cash and shares of Series C Preferred Stock of Leiner Group.  The Series C Preferred Stock will have a $7 million fixed liquidation preference that is junior to the Series A Preferred Stock and is pari pasu with the liquidation preference of the Series B Junior Convertible Preferred Stock.

Leiner Health Products Inc., headquartered in Carson, California, is one of America’s leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers.  The company markets products under several brand names, including Natures OriginTM, YourLife® and Pharmacist Formula®.  For more information about Leiner Health Products, visit www.leiner.com.

Forward-Looking Statement

Certain of the statements contained in this press release (other than statements of historical fact) are forward-looking statements, including statements regarding, without limitation, the Company’s restructuring initiative, the Company’s relationship with its lenders, trends in the Company’s business, and the Company’s future liquidity requirements and capital resources.

Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.  All forward-looking statements involve known and unknown risks and uncertainties (some of which are beyond the control of the Company) including, without limitation, the ability of the Company to restructure its long-term indebtedness, the ability of the Company to operate successfully during the reorganization proceeding and the ability of the Company to finalize a new credit agreement.  If no such agreement is reached, or if the Company fails to reach definitive agreement with its subordinated debtholders or new equity investors, there can be no assurance that the forbearance agreement will be extended beyond its limited period. If the bank lenders or the subordinated debt holders were to accelerate maturity of amounts due under the amended credit agreement or the subordinated notes, respectively, the Company would not have sufficient funds to repay its outstanding debt, and no assurance can be given that alternative sources of sufficient financing would be available on acceptable terms, or at all.  The important factors described elsewhere in this press release and in the company’s Form 10-K for the fiscal year ended March 31, 2001 on file with the Securities and Exchange Commission, could affect the Company’s actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements.  In light of the factors, there can be no assurance that events anticipated by the forward-looking statements contained in this press release will in fact transpire.  The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events.

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